Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan and Archipelago Holdings 2004 Stock Incentive Plan of our report dated February 10, 2005, with respect to the consolidated financial statements and schedules of Archipelago Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004.  Filed with the Securities and Exchange Commision.

/s/ Ernst & Young
Ernst & Young
New York, New York
March 8, 2006